Exhibit 3.1

ARTICLES OF INCORPORATION

OF

COLUMBIA FINANCIAL, INC.

FIRST: The undersigned, Thomas J. Kemly, whose address is 19-01 Route 208 North, Fair Lawn, New Jersey 07410, being at least eighteen (18) years of age, acting as incorporator, has formed the corporation under the general laws of the State of Maryland.

SECOND: The name of the corporation (hereinafter the “Corporation”) is:

COLUMBIA FINANCIAL, INC.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the general laws of the State of Maryland.

FOURTH: The present address of the principal office of the Corporation in the State of Maryland is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

FIFTH: The name and address of the resident agent of the Corporation is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

SIXTH:

A. The total number of shares of stock of all classes of stock which the Corporation has authority to issue is eight hundred and fifty million (850,000,000) shares, having an aggregate par value of eight million and five hundred thousand dollars ($8,500,000), of which seven hundred and fifty million (750,000,000) shares are to be shares of common stock with a par value of one cent ($0.01) per share, and one hundred million (100,000,000) shares are to be shares of preferred stock with a par value of one cent ($0.01) per share.

B. A description of each class of stock of the Corporation, including any voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, is as follows:

1. Common Stock. Subject to all of the rights of the preferred stock as expressly provided in these Articles of Incorporation, by law or by the Board of Directors in a resolution(s) pursuant to this Article SIXTH, the common stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by Maryland law in the absence of any express grant of rights or privileges in the Corporation’s Articles of Incorporation, including but not limited to, the following:

a.

Holders of the common stock shall be entitled to one (1) vote per share on each matter submitted to a vote at a meeting of stockholders; provided, however, that there shall not be any cumulative voting of the common stock.

b.	Dividends may be declared and paid or set aside for payment upon the common stock out of any assets or funds of the Corporation legally available therefor.

c.	Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, its net assets shall be distributed ratably to holders of the common stock.

2. Preferred Stock. The Board of Directors is expressly authorized to classify and reclassify any unissued shares of preferred stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing or altering from time to time before issuance any one or more of the following:

a.

The distinctive designation of such class or series and the number of shares to constitute such class or series; provided however, that unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired, or converted into shares of common stock or any other class or series shall remain part of the authorized preferred stock and be subject to classification and reclassification as provided in this Paragraph B.2.

b.

Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative, and as participating or non-participating.

c.	Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

d.

Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

e.

Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date(s) upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

f.

The rights of the holders of shares of such class or series upon the liquidation, dissolution, or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution, or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

g.

Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of monies for the purchase or redemption of, any capital stock of the Corporation, or upon any other action of the Corporation, including action under this Paragraph B.2, and, if so, the terms and conditions thereof.

h.

Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Articles of Incorporation of the Corporation.

C. 1. Notwithstanding any other provision of these Articles of Incorporation, in no event shall any record owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns shares of common stock in excess of the Limit (as hereinafter defined), be entitled or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes that may be cast by any record owner by virtue of the provisions hereof in respect of common stock beneficially owned by such person beneficially owning shares in excess of the Limit shall be a number equal to the total number of votes that a single record owner of all common stock beneficially owned by such person would be entitled to cast (subject to the provisions of this Article SIXTH), multiplied by a fraction, the numerator of which is the number of shares of such class or series that are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person owning shares in excess of the Limit. The provisions of this Section C of Article SIXTH shall not be applicable to any record owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns shares of common stock in excess of the Limit if, before the beneficial owner of such shares acquired beneficial ownership of shares in excess of the Limit, the beneficial owner’s ownership of shares in excess of the Limit shall have been approved by a majority of the Unaffiliated Directors (as defined below), in which case, any record owner owning such shares beneficially owned by the beneficial owner in excess of the Limit shall have full voting rights with respect to all such shares owned of record.

2. The following definitions shall apply to this Section C of Article SIXTH:

a.

“Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing of these Articles of Incorporation.

b.

“Beneficial ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of these Articles of Incorporation; provided, however, that a person shall, in any event, also be deemed the “beneficial owner” of any common stock:

(1)	that such person or any of its Affiliates beneficially owns, directly or indirectly; or

(2)

that such person or any of its Affiliates has: (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (b) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or

(3)

that are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation; and provided further, however, that: (a) no director or officer of the Corporation (or any Affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any common stock beneficially owned by any other such director or officer (or any Affiliate thereof); and (b) neither any employee stock ownership plan or similar plan of the Corporation or any subsidiary of the Corporation, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any common stock held under any such plan. For purposes only of computing the percentage of beneficial ownership of common stock of a person, the outstanding common stock shall include shares deemed owned by such person through application of this Subparagraph C.2.b but shall not include any other shares of common stock that may be issuable by the Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding common stock shall include only shares of common stock then outstanding and shall not include any shares of common stock that may be issuable by the Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

c.	The “Limit” shall mean ten percent (10%) of the then-outstanding shares of common stock.

d.

A “person” shall include an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a limited liability company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities or any other entity.

e.

“Unaffiliated Director” means any member of the Board of Directors who is unaffiliated with the person beneficially owning shares in excess of the Limit (the “10% Beneficial Owner”) and was a member of the Board of Directors before the 10% Beneficial Owner became a 10% Beneficial Owner, and any director who is thereafter chosen to fill any vacancy of the Board of Directors or who is elected and who, in either event, is unaffiliated with the 10% Beneficial Owner and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of the Unaffiliated Directors then on the Board of Directors.

3. The Board of Directors shall have the power to construe and apply the provisions of this Section C and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to: (a) the number of shares of common stock beneficially owned by any person; (b) whether a person is an Affiliate of another; (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership; (d) the application of any other definition or operative provision of this Section C to the given facts; or (e) any other matter relating to the applicability or effect of this Section C.

4. The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own shares of common stock in excess of the Limit (or holds of record common stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to: (a) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit; and (b) any other factual matter relating to the applicability or effect of this Section C as may reasonably be requested of such person.

5. Except as otherwise provided by law or expressly provided in this Section C, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Section C) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in these Articles of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

6. Any constructions, applications or determinations made by the Board of Directors pursuant to this Section C in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

7. In the event any provision (or portion thereof) of this Section C shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section C shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of this Section C remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

SEVENTH:

A. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, except as these Articles of Incorporation or Maryland law otherwise provides; provided, however that any limitations on the Board of Directors’ management or direction of the affairs of the Corporation shall reserve the Directors’ full power to discharge their fiduciary duties.

B. Through but not including the 2032 annual meeting of stockholders, the Directors, other than those who may be elected by the holders of any other class or series of shares of the Corporation with a separate right to elect Directors, shall be divided into three classes, as nearly equal in number as reasonably possible. At the annual meetings of stockholders held in 2027, 2028 and 2029, the successors of the class of Directors whose term expires at that meeting shall be elected at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. At the 2030 annual meeting of stockholders, the successors of the class of Directors whose term expires at that meeting shall be elected at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the second year following the year of their election. At the 2031 annual meeting of stockholders, the successors of the class of Directors whose term expires at that meeting shall be elected at such meeting to hold office for a term expiring at the next annual meeting of stockholders. Members of each class shall hold office until the annual meeting occurring at the end of their respective terms, or until such Director sooner dies, resigns, is removed or becomes disqualified. Beginning with the 2032 annual meeting of stockholders, each Director, other than those who may be elected by the holders of any other class or series of shares of the Corporation with a separate right to elect Directors, shall be elected for a term expiring at the next annual meeting of stockholders, and each Director shall hold office until the next annual meeting of stockholders, or until such Director sooner dies, resigns, is removed or becomes disqualified. Despite the expiration of a Director’s term, such Director shall continue to serve until his or her successor is duly elected and qualified or until the number of Directors has been reduced. If the number of Directors is changed prior to the 2031 annual meeting of stockholders, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equally as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. If the number of Directors is increased at or following the 2031 annual meeting of stockholders, any additional Director elected to fill a vacancy resulting from such increase shall hold office for a term expiring at the next annual meeting of stockholders.

C. Subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article SIXTH hereof) voting together as a single class.

D. The names of the initial directors who will serve until their successors are duly elected and qualified are as follows:

First Class – Term Expiring 2027

Noel R. Holland

Second Class – Term Expiring 2028

Thomas J. Kemly

Elizabeth E. Randall

Third Class – Term Expiring 2029

Michael Massood

EIGHTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation, the directors and the stockholders:

A. The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class and securities convertible into shares of its stock of any class for such consideration as determined by the Board of Directors in accordance with the Maryland General Corporation Law (the “MGCL”), and without any action by the stockholders.

B. The Corporation, if authorized by the Board of Directors, may acquire shares of the Corporation’s capital stock.

C. No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price(s) and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities that the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

D. The Board of Directors shall have the power to create and to issue, whether or not in connection with the issuance and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class(es), on such terms and conditions and in such form as the Board of Directors shall set forth in a resolution.

E. The Board of Directors shall have the power, subject to any limitations or restrictions imposed by law, to classify or reclassify any unissued shares of stock whether now or hereafter authorized, by fixing or altering in any one or more respects before issuance of such shares the voting powers, designations, preferences and relative, participating, optional or other special rights of such shares and the qualifications, limitations or restrictions of such preferences and/or rights.

F. The Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the Bylaws of the Corporation by the affirmative vote of a majority of the directors then in office without the further approval of the stockholders. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law), the Bylaws shall not be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the affirmative vote of the holders of at least seventy five percent (75%) of the Voting Stock (after giving effect to the provisions of Article SIXTH), voting together as a single class.

G. The Board of Directors shall have the power to declare and authorize the payment of stock dividends payable in stock of one class of the Corporation’s capital stock to holders of stock of another class(es) of the Corporation’s capital stock.

H. The Board of Directors shall have authority to exercise without a vote of stockholders all powers of the Corporation, whether conferred by law or by these Articles of Incorporation, to purchase, lease or otherwise acquire the business assets or franchises in whole or in part of other corporations or unincorporated business entities.

I. The Board of Directors shall have the power to borrow or raise money, from time to time and without limit, and upon any terms, for any corporate purposes, and, subject to the MGCL, to authorize the creation, issuance, assumption or guaranty of bonds, notes or other evidences of indebtedness for monies so borrowed, to include therein such provisions as to redeemability, convertibility or otherwise as the Board of Directors, in its sole discretion, may determine and to secure the payment of principal, interest or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, the whole or any part of the properties, assets and goodwill of the Corporation then owed or thereafter acquired.

J. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

K. The Board of Directors may, in connection with the exercise of its business judgment involving any actual or proposed transaction that would or may involve a change in control of the Corporation (whether by purchases of shares of stock or any other securities of the Corporation in the open market or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation, or proxy solicitation (other than on behalf of the Board of Directors or otherwise)), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to the following: (1) the economic effect, both immediate and long-term, upon the Corporation’s stockholders, including stockholders, if any, choosing not to participate in the transaction; (2) effects, including any social and economic effects, on the employees, suppliers, creditors, depositors and customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (3) whether the proposal is acceptable based on the historical and current operating results or financial condition of the Corporation; (4) whether a more favorable price could be obtained for the Corporation’s stock or other securities in the future; (5) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (6) the future value of the stock or any other securities of the Corporation; and (7) any anti-trust or other legal and regulatory issues that are raised by the proposal. If the Board of Directors determines that any actual or proposed transaction that would or may involve a change in control of the Corporation should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any and all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued stock, other securities or treasury stock or granting options with respect thereto; selling any of the assets of the Corporation; acquiring a company to create an anti-trust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

L. Notwithstanding any provision of the MGCL requiring stockholder authorization of an action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in these Articles.

M. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, pursuant to a resolution approved by a majority of the directors then in office, shall determine that such rights apply with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. Any indemnification payments made pursuant to this Article NINTH are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

TENTH: The Corporation reserves the right to amend or repeal any provision contained in these Articles in the manner prescribed by the MGCL, including any amendment altering the terms or contract rights, as expressly set forth in these Articles, of any of the Corporation’s outstanding stock by classification, reclassification or otherwise, and no stockholder approval shall be required if the approval of stockholders is not required for the proposed amendment or repeal by the MGCL, and all rights conferred upon stockholders are granted subject to this reservation. The Board of Directors, pursuant to a resolution approved by a majority of the directors then in office, and without action by the stockholders, may amend these Articles to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. Notwithstanding any other provision of these Articles or any provision of law that might otherwise permit a lesser vote or no vote, any amendment of Section C of Article SIXTH, Section B of Article SEVENTH, Sections F and J of Article EIGHTH and this Article TENTH of the Corporation’s Articles of Incorporation shall require the affirmative vote of seventy five percent (75%) of the issued and outstanding shares of capital stock entitled to vote.

ELEVENTH: Under regulations of the Board of Governors of the Federal Reserve System, the Corporation must establish and maintain a liquidation account (the “Liquidation Account”) for the benefit of certain Eligible Account Holders and Supplemental Eligible Account Holders as defined in the Plan of Conversion and Reorganization (the “Plan of Conversion”). In the event of a complete liquidation involving (i) the Corporation or (ii) Columbia Bank, the Corporation must comply with the regulations of the Board of Governors of the Federal Reserve System and the provisions of the Plan of Conversion with respect to the amount and priorities of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account. The interest of an Eligible Account Holder or Supplemental Eligible Account Holder in the Liquidation Account does not entitle such account holders to voting rights.

IN WITNESS WHEREOF, I have signed these articles and acknowledge the same to be my act.

SIGNATURE OF SOLE INCORPORATOR

/s/ Thomas J. Kemly
Name:	Thomas J. Kemly
Title:	Incorporator